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                                                                    Exhibit 10.5


                  [Letterhead of AccuMed International, Inc.]



November 25, 1996



Ms. Joyce L. Wallach
1500 7th Avenue
Sacramento, CA  95818

SUBJECT:  OFFER OF EMPLOYMENT

Dear Joyce:

AccuMed International, Inc. is pleased to make you an offer of employment. Following are the details of the offer:

Position:           Corporate Secretary and General Counsel

Reports To:         Chief Financial Officer

Effective:          As soon as possible, but no later than January 2, 1997

Base Salary:        $4,375.00 - paid on a semi-monthly basis - $105,000/year.

Bonus: You will be eligible to earn up to 20% of your annual base salary based upon performance of mutually agreeable goals and objectives.

Options: Upon acceptance of employment, 30,000 Stock Options will be granted subject to the review and approval of the Board of Directors. The price of the Options will be set at the fair market value at the date of the grant approval. Vesting will be calculated in accordance with the Stock Option Plan. Additional options may be granted in accordance with the Company's policies.





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Benefits:           Eligible for existing Company insurance benefits subject to the terms and conditions of third parties policies: effective the first day of the month following thirty days of employment. Vacation benefit pursuant to Company policy.

Location:           Your place of employment shall be Chicago, Illinois.  You
                    will be allowed to perform your duties from your home in Sacramento, California (subject to travel to Chicago or elsewhere on an as required basis) for a period of one year. At the end of that time, the Company may request that you relocate your place of residence to Chicago, Illinois. If the Company requires your relocation and you choose not to comply, the Company may terminate your employment for cause.

Joyce, if you are in agreement with this offer, please execute the original copy of this letter. Retain the copy for your records, and return the original to me. We look forward to your becoming a permanent member of our dynamic organization and contributing to our success.

Sincerely,
AccuMed International, Inc.


/s/Leonard R. Prange
Leonard R. Prange
Chief Financial Officer
  and Corporate Vice President




/s/Joyce L. Wallach                                              11/26/96
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Joyce L. Wallach                                               Date